Exhibit 10.4

DATE: August [x], 2020

(1) LUDUSON ENTERTAINMENT LIMITED

and

(2) CHOU IN KEI

CONSULTANCY AGREEMENT

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THIS AGREEMENT dated [x] August 2020

BETWEEN:

(1)	LUDUSON ENTERTAINMENT LIMITED, a company incorporated under the laws of Hong Kong ("Company"), whose address is 17/F, 80 Gloucester Road, Wanchai, Hong Kong; and

(2)	CHOU IN KEI, whose Macau Identity Card number is 5174048(8) and address is 巴黎街富達花園6/W, Macau ("Consultant").

WHEREAS

(A)	The Consultant wishes to provide consultancy services to Luduson G Inc, a company organized and existing under the laws of the state of Delaware in the United States of America ("LDSN"), and its subsidiaries (together, "Group") for a period of 6 months in such terms and conditions hereinafter appearing.

(B)	The Company, as a wholly owned subsidiary of LDSN, wishes to appoint the Consultant for Services (as defined in Clause 1.1 below) in such terms and conditions hereinafter appearing.

IT IS HEREBY AGREED that:

1.	Services

1.1	The Company hereby appoints the Consultant to provide the following services ("Services"):

1.1	The Company hereby appoints the Consultant to provide the following services ("Services"):

(i)	to formulate the Group's online gaming strategy and plan;
(ii)	to build and development an online portal and gaming/advertising platform for the Group;
(iii)	to maintain and regulate the online gaming portal; and
(iv)	to handle or assist in ad hoc projects as reasonably requested by the Group

1.2	The Consultant shall report to the Vice President, Strategic Business Development of LDSN (or such other person as shall be agreed between both parties).

1.3	The Consultant shall perform the Services in Hong Kong. If the Company requires the Consultant to perform the Services outside Hong Kong, the Company shall obtain the Consultant's prior written consent and shall reimburse all the expenses incurred by the Consultant for and in relation to provision of the Services outside Hong Kong.

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2.	Fee

2.1	Subject to Clause 4.3, the fee for the Services to be provided for the Tenure defined in Clause 4.1 shall be paid by the Company in a flat fee of HK$50,000 in cash. Also, the Consultant shall also be paid by the Company causing LDSN to issue to the Consultant a total of 500,000 common shares of LDSN at a par value of US$0.001 each ("Shares") as more fully described below:
- within 30 days from the date of this Agreement (or such longer period as shall be required to fulfill the requirements under the relevant laws, regulations and rules in the United States of America for the issue of the Shares), provided that this Agreement is not terminated prior to any of the issuances of Shares above.

2.2	The Consultant acknowledges that none of the Shares may be offered or sold except pursuant to an effective registration statement under the Securities Act of 1933 of the United States of America ("Securities Act"), or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

2.3	The Consultant has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks in the Shares, and has the ability to bear the economic risks of its investment decision and can afford the complete loss of such investment in the Shares.

2.4	The Company shall pay all the costs incurred in connection with removal of the restrictive and other legends on the certificates (or restrictions on transfer) of all the Shares issued to the Consultant, applying for and obtaining an effective registration statement for all such Shares, delivery and transmission of the certificates without restrictive and other legends (or of the registered Shares) to the Consultant's broker, and all such other actions and things required to enable all such Shares to be tradeable in the Over-the-Counter Markets or such other stock exchange in the United States of America.

3.	Expenses

The Company shall reimburse the Consultant forthwith for all proper and reasonable expenses actually incurred, with the prior approval of the Vice President, Strategic Business Development of LDSN, by the Consultant in the performance of his duties upon presentation of supporting statements, receipts or vouchers. The Company shall make the reimbursement not later than the 7th day of the month immediately after the supporting statements, receipts or vouchers are presented to the Company.

4.	Tenure

4.1	This Agreement commences on August [x], 2020 ("Commencement Date") and shall expire on [x] February 2021 (or such later date as shall be agreed between both parties in writing) ("Expiry Date"). In this Agreement, "Tenure" means the period from the Commencement Date to the Expiry Date (inclusive of both dates).

4.2	Any party may terminate this Agreement before the Expiry Date by giving not less than one month notice in writing to the other party, without prejudice to any right of the parties accrued before such notice of termination.

4.3	If this Agreement is terminated before the end of the Tenure, the Consultant shall be entitled to such number of Shares pro-rated for the duration during which he provides Services, and the remaining Shares issued to the Consultant shall be forfeited to the Company, or the Consultant shall pay the Company a sum equal to the value of the remaining Shares at the Issue Price, as of the effective date of such termination of the Agreement.

4.4	Clauses 6, 7, 8, 9, 13 and 15 shall continue in force after the Expiry Date or termination of this Agreement, as the case may be.

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5.	Independent Contractor

The Company and the Consultant declare and agree that the Consultant shall act as an independent contractor in the performance of its duties under this Agreement. Nothing in this Agreement creates a joint venture, partnership, or the relationship of principal and agent, or employee and employer between the Company and the Consultant.

6.	Non-Competition

6.1	The Consultant covenants and agrees not to consult or provide any services in any manner or capacity to a direct competitor of LDSN or any of its subsidiaries during the duration of this Agreement unless express written authorization to do so is given by the Vice President, Strategic Business Development of LDSN. A direct competitor of LDSN or any of its subsidiaries for purposes of this Agreement is defined as any individual, partnership, corporation, and/or other business entity that engages in any of the businesses of LDSN or any of its subsidiaries.

6.2	The Consultant shall not attempt in any way to solicit instructions, either in his own right or on behalf of others, from any client, investor or partner of LDSN or any of its subsidiaries in respect of projects or jobs being handled by LDSN or any of its subsidiaries, or in respect of which LDSN or any of its subsidiaries is pursuing instructions, during the duration of this Agreement.

6.3	The restrictions under Clauses 6.1 and 6.2 shall continue to apply for a period of one year after the termination of this Agreement.

7.	Intellectual property

7.1	The Consultant shall give the Company full written details of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by him at any time during the Tenure. The Consultant acknowledges that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Group absolutely. To the extent that they do not vest automatically, the Consultant holds them on trust for the Group. The Consultant agrees promptly to execute all documents and do all acts as may, in the opinion of the Company, be necessary to give effect to this Clause 7.1.

7.2	The Consultant hereby irrevocably waives all moral rights (and all similar rights in any jurisdiction) which he has or will have in any existing or future works referred to in Clause 7.1.

7.3	The Consultant irrevocably appoints the Company to be his attorney in his name and on his behalf to execute documents, use the Consultant's name and do all things which are necessary or desirable for the Group to obtain for itself or its nominee the full benefit of this Clause 7. A certificate in writing, signed by any director or the secretary of the Company, that any instrument or act falls within the authority conferred by this Agreement shall be conclusive evidence that such is the case so far as any third party is concerned.

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7.4	The following definitions apply to Clauses 7 and 8:

Confidential Information: information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of the Group for the time being confidential to the Group and trade secrets including, without limitation, technical data and know-how relating to the business of the Group or any of its business contacts.

Intellectual Property Rights: patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in Confidential Information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Invention: any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

8.	Confidentiality

8.1	The Consultant agrees that, unless he has the prior written consent of the Company, he will:
(i)	keep confidential at all times the Confidential Information of the Group; and
(ii)	ensure that any personnel or professional advisor to whom the Consultant discloses the Group's Confidential Information is aware of, and comply with, the provisions of this Clause 8.1.

8.2	The obligations of confidentiality in Clause 8.1 do not apply to any disclosure:

(i)	for the purpose of performing the Agreement;
(ii)	required by law (including under the rules of any stock exchange); or
(iii)	of Confidential Information which:
(a)	is publicly available through no fault of the Consultant or his personnel; or
(b)	was rightfully received from a third party without restriction or without breach of the Agreement.

8.3	Except to the extent that the Consultant has ongoing rights to use Confidential Information, the Consultant must, at the request of the other party following the expiry or termination of the Agreement, promptly return to the Company or destroy all Confidential Information of the Group in the Consultant's possession or control.

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9.	Construction

In this Agreement, unless the context otherwise requires:

(i)	words and defined terms expressed in the singular number shall include the plural and vice versa, and words expressed in the masculine shall include the feminine and neuter gender and vice versa;
(ii)	the term "including" shall be interpreted to mean "including (without limitation)" whenever such term appears in this Agreement (and the terms "include" and "includes" shall be similarly interpreted);
(iii)	the words "hereof', "herein", "hereto" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and
(iv)	the recital and the schedule, if relevant, are part of this Agreement and shall have effect accordingly.

10.	Entire agreement

This Agreement constitutes the entire agreement and understanding between the parties to this Agreement and supersedes all previous agreements and understandings (if any and whether in writing or not) between the parties in relation to the matters contemplated by this Agreement.

11.	Waiver

11.1	The rights of a party may be waived by such party only in writing and, specifically, the conduct of any one of the parties shall not be deemed a waiver of any of its rights pursuant to this Agreement and/or a waiver or consent on its part as to any breach or failure to meet any of the terms of this Agreement or an amendment hereto. A waiver by a party in respect of a breach by the other party of its obligations shall not be construed as a justification or excuse for a further breach of its obligations.

11.2	No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default by the other under this Agreement shall impair any such right or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring.

12.	Severance

If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this Agreement.

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13.	Notices

13.1	Any notice or certificate required to be given by the Company to the Consultant or by the Consultant to the Company shall be in writing giving it shall be sufficiently given or served if delivered to the address and attention of the other party set out in Clause 13.3 or as otherwise notified from time to time hereunder with specific reference to this Agreement. All notices under this Agreement shall be in the English language.

13.2	Any notice delivered personally shall be deemed to have been given at the time of such delivery. Any notice despatched by letter postage prepaid shall be deemed to have been given two (2) Business Days after posting. Any notice sent by e-mail shall be deemed to have been given upon the receipt of the sent confirmation by the e-mail account of the sender.

13.3	The initial addresses and e-mail addresses of the Company and the Consultant for the purpose of Clause 13.1 are as follows:-

To the Company:	17/F, 80 Gloucester Road,
Wanchai, Hong Kong
Email: wallis@luduson.com
Attention: Mr Wallis Wong

To the Consultant:
Macau
Email:
Attention: CHOU In Kei

13.4	Either party may change its address (or other details) to which notices can be sent to it by giving written notice of such change of address (or details) to the other party with specific reference to this Agreement and in the manner herein provided for giving notice.

14.	Assignment

Neither party shall have the right to assign or transfer any of its rights hereunder.

15.	Laws and Arbitration

15.1	This Agreement shall be interpreted and governed by the laws of the Hong Kong Special Administrative Region.

15.2	Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre under the Hong Kong International Arbitration Centre Administered Arbitration rules in force when the Notice of Arbitration is submitted. The seat of arbitration shall be in Hong Kong. The number of arbitrators shall be three: one arbitrator shall be chosen by each party to the dispute and those two arbitrators shall choose the third arbitrator. The arbitration proceedings shall be conducted in English.

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IN WITNESS WHEREOF the Company and the Consultant agree to the terms hereof.

For and on behalf of	)
the Company	)
and signed by,	)
Director	) _____________________________________

Signed by	)
the Consultant, CHOU In Kei	) _____________________________________

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